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                                                                    EXHIBIT 99.C

                                PLEDGE AGREEMENT

    THIS PLEDGE AGREEMENT (this "Agreement") is made as of August 25, 1993, by WILLIAM F. FARLEY, an individual resident in the State of Illinois ("Farley"), in favor of NATIONAL WESTMINSTER BANK USA, a national banking association having an office at 175 Water Street, New York, New York 10038 (the "Bank").

                                  WITNESSETH:

    WHEREAS, Farley directly or indirectly, is the legal and beneficial owner of certain issued and outstanding shares of the Class B Common Stock of Fruit of the Loom, Inc., a Delaware corporation (the "Company");

    WHEREAS, pursuant to an Assignment of Accounts agreement by and between Farley and the Bank made as of April 10, 1987 (the "Assignment Agreement"), Farley pledged to the Bank, and granted to the Bank a first priority security interest in, a certificate of deposit in the original principal amount of $13,200,000;

    WHEREAS, the Assignment Agreement was made in connection with a certain guaranty executed by Farley on April 10, 1987 (the "Guaranty") in favor of the Bank pursuant to which Farley provided an unlimited guaranty to the Bank of VBQ's (as hereinafter defined) obligations under the Reimbursement Agreement (as hereinafter defined) and as collateral security for the due payment and performance of all indebtedness and other liabilities and obligations of Condec Corporation ("Condec"), now VBQ, Inc. ("VBQ"), arising out of or in any way connected with a Letter of Credit Reimbursement Agreement (the "Reimbursement Agreement") made as of April 15, 1987 pursuant to which VBQ (then Condec) made certain agreements with the Bank in consideration for the Bank's issuance of a letter of credit (the "Letter of Credit")(the obligations under the Reimbursement Agreement and Farley's obligations under the Guaranty collectively, the "Obligations");

    WHEREAS, Farley has requested the release and substitution of $4,500,000 (the "Base Amount") of the cash collateral currently held by the Bank pursuant to the Assignment Agreement with 282,353 shares of Class B Common Stock of the Company, the equal number of shares of Class A Common Stock of the Company in which such Class B shares can be converted have a market value equal to at least two times the Base Amount, or $9,000,000.

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    NOW, THEREFORE, in consideration of the Bank's release of the Base Amount and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Farley hereby agrees with the Bank as follows:

    SECTION 1. Definitions. Capitalized terms used herein shall have the meanings ascribed to them in the Reimbursement Agreement, unless otherwise defined herein. Unless otherwise defined herein or in the Reimbursement Agreement, terms defined in Article 9 of the UCC are used herein as therein defined. "UCC" means the Uniform Commercial Code as in effect in the State of New York on the date such law is applied; provided; however, that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Bank's security interest in the Pledged Collateral (as such term is hereinafter defined) is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions thereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

    SECTION 2. Pledge. Farley hereby pledges to the Bank, and otherwise grants to the Bank a first priority security interest in, the following (collectively, the "Pledged Collateral"):

         (a) 282,353 shares of Class B Common Stock of the Company owned by Farley, the shares of Class A Common Stock equivalent of which have a market value of at least Nine Million United States Dollars $9,000,000 as of the close of business of the day prior to the date hereof (the "Pledged Shares");

         (b) all certificates or instruments representing or evidencing any of the Pledged Shares;

         (c) all additional shares of stock of the Company or any successor in interest thereto from time to time delivered to the Bank pursuant to this Agreement in any manner (which shares shall be deemed to be part of the Pledged Shares), and the certificates or instruments representing or evidencing such additional shares; and

         (d) all dividends, cash, securities (including shares of Class A Common Stock of the Company), instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of, in substitution for, in addition to or in exchange for any of



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    the foregoing and all certificates or instruments representing or evidencing the same.

    SECTION 3. Security for Obligations. This Agreement secures, and the Pledged Collateral is security for, the payment in full when due, whether at stated maturity, by acceleration or otherwise, and satisfaction of, all of the Obligations and the reasonable costs of collection of such Obligations and the expenses under this Agreement (the "Secured Obligations").


    SECTION 4. Delivery of Pledged Collateral

         (a) Farley shall deliver to the Bank any and all certificates or instruments representing or evidencing the Pledged Collateral, and such certificates and instruments shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, together with all applicable stock transfers tax stamps affixed thereto, all in form and substance satisfactory to the Bank. Such certificates and instruments shall be held by or on behalf of the Bank pursuant to this Agreement. The Bank shall have the right, at any time in its discretion and without notice to Farley, to appoint one or more agents for the purpose of retaining physical possession of the certificates or instruments representing or evidencing the Pledged Shares and other Pledged Collateral and for the purpose of administering this Agreement. In addition, the Bank shall have the right at any time to exchange certificates or instruments representing or evidencing the Pledged Collateral for certificates or instruments of different denominations.

         (b) With the delivery of the Pledged Shares, Farley shall provide to the Bank the following:

              (i) a copy of the resolutions of the Board of Directors of the Company certified by the Secretary thereof authorizing the filing of the Registration Statement on Form S-3 covering the Pledged Shares (the "Registration Statement") and the execution and delivery of the Registration Rights Agreement related thereto;

             (ii)  an originally signed copy of the Registration Statement; and

            (iii) The Registration Rights Agreement covering the Pledged Shares in form and substance satisfactory to the Bank.

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    SECTION 5. Increases to and Releases of Pledged Shares.

         (a) If the average of the closing prices of the Company's publicly traded Class A Common Stock for the ten (10) trading days preceding the end of any calendar quarter (or the giving of notice thereof from the Bank to Farley) declines such that the ratio of the market value of the Pledged Collateral to the Base Amount as that Base Amount may be increased or decreased under this Agreement, (the "Security Ratio") is less than 1.75, within ten (10) days following the end of the quarter or the receipt of notice, as the case may be, Farley shall:

              (i) by execution and delivery of a written amendment to the Assignment Agreement, or by execution and delivery of a new document in form and substance satisfactory to the Bank, pledge such additional cash to the Bank (the amount of which shall reduce the Base Amount) as shall be necessary to adjust the Security Ratio to 2.00; or

             (ii) pledge hereunder, by execution and delivery of a written supplement hereto, that number of additional shares of Class B Common Stock or shares of Class A Common Stock owned by him as shall be necessary to adjust the Security Ratio to 2.00.

If by the tenth day Farley shall have failed to so adjust the Security Ratio by pledging additional cash or shares to the Bank pursuant to subsections (i) or
(ii) above, then on or after the tenth day, the Bank shall foreclose on and sell that amount of Pledged Collateral (the proceeds of which shall be deposited to reduce the Base Amount) necessary to adjust the Security Ratio to 2.00.

         (b) If the average of the closing prices of the Company's publicly traded Class A Common Stock for the ten (10) trading days preceding the end of any calendar quarter (or the giving of notice thereof from the Bank to Farley) increases such that the Security Ratio exceeds 2.25, then within ten (10) days notice received from Farley, the Bank shall release to Farley or his designate such number of Pledged Shares as shall be necessary to adjust the Security Ratio to 2.00.

         (c) For purposes of this Section 5, the average of closing prices of the Company's publicly traded Class A Common Stock and the Security Ratio shall be determined

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    solely by the Bank, and such determinations shall be conclusive for all purposes hereunder.

         (d) At any time during the term of this Agreement, Farley may, upon written approval by the Bank (which approval shall not be unreasonably withheld) and by documents in form and substance satisfactory to the Bank, pledge to the Bank such additional shares of Class A Common Stock or shares of Class B Common Stock to release and substitute real property (the "Property") previously mortgaged by Farley to the Bank to secure the Obligations, provided however, that the value of such additional shares of Class A Common Stock or shares of Class B Common Stock proposed to be pledged shall be equal to twice the higher of (i) the value of Property sought to be released and substituted as set forth in Exhibit A attached hereto; or (ii) the current fair market value of the Property sought to be released and substituted as determined by an independent appraiser satisfactory to the Bank. The value of such Property so determined shall be added to the Base Amount.

         (e) In the event Farley shall pledge shares of Class A Common Stock of the Company to the Bank pursuant to this Agreement, those shares shall be, or prior to the pledge thereof, Farley shall cause such shares to be, registered under applicable federal and state securities laws, freely transferable and salable in the public market, and free of any and all security interests, liens, pledges, set-off rights, charges, claims or encumbrances of any kind except for the security interest to be created by this Agreement and encumbrances resulting from the Amended and Restated Voting Agreement dated December 30, 1992 executed by and between Farley and Farley Inc., a Delaware corporation (the "Farley Inc. Encumbrances").

         (f) In the event Farley shall pledge additional shares of Class B Common Stock of the Company to the Bank pursuant to this Agreement, Farley shall have caused to be registered under the Securities Act of 1933, as amended, and qualified for sale under applicable federal and state securities laws, that number of shares of Class A Common Stock of the Company into which such additional shares of Class B Common Stock may be converted upon a foreclosure by the Bank on the Pledged Collateral.

         (g) At any time, Farley shall have the right to deposit with and pledge to the Bank, in form and substance satisfactory to the Bank, additional cash collateral (the "Additional Cash Collateral") which shall reduce the Base Amount on a dollar for dollar basis. In such event, the


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    Bank shall release to Farley that amount of Pledged Shares or Pledged
    Collateral the market value of which (as determined by the Bank in its sole and absolute discretion) is equal to twice the value of the Additional Cash Collateral deposited with and pledged to the Bank.

    SECTION 6. Representations and Warranties. Farley represents and warrants to the Bank as follows:

         (a) The Shares. The authorized capital stock of the Company consists of, in part, 30,000,000 shares of Class B Common Stock having a par value of one cent ($.01), with supervoting rights, of which approximately 6,700,000 shares are validly issued and outstanding. Farley and Farley Inc. directly or indirectly, are the legal and beneficial owners of all of the issued and outstanding shares of the Company's Class B Common Stock. The Pledged Shares have been duly authorized and are validly issued, fully paid and non-assessable. There are no existing options, warrants, calls, commitments or other agreements of any character relating to the Pledged Shares except for the security interest to be created by this Agreement and the Farley Inc. Encumbrances.

         (b) Conversion of Shares. Farley's pledge to the Bank of the shares of Class B Common Stock hereunder does and shall not result in a conversion of any of the Pledged Shares into shares of Class A Common Stock pursuant to
    Article IV, Part B, Section 5 of the Restated Certificate of Incorporation of the Company.

         (c) Owner of Shares. Farley is, and at the time of delivery of the Pledged Collateral to the Bank pursuant to Section 4 hereof, will be, the legal and beneficial owner of the Pledged Collateral free and clear of any security interest, lien, pledge, set-off right, charge, claim or encumbrance of any kind except for the security interest created by this Agreement and the Farley Inc. Encumbrances.

         (d) Power to Pledge. Farley has full power, authority and legal right to sell the Pledge Collateral and to pledge and grant the security interest in the Pledged Collateral in the manner and on the terms contemplated in this Agreement.

         (e) Validity of Agreement. This Agreement has been duly executed and delivered by Farley and constitutes the legal, valid and binding obligation of Farley enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws

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    affecting the rights of creditors generally or by the application of general equity principles.

         (f) Governmental and Creditor Approval. No consent, authorization, or approval of, or other action by, and no notice to or filing with any Person (including, without limitation, creditors of Farley and any governmental authority) is required either (i) for the pledge by Farley of the Pledged Collateral or the creation of the security interest pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Farley or (ii) for the exercise by the Bank of the rights or remedies provided for in this Agreement in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with the disposition of the Pledged Collateral by laws affecting the offering and sale of securities generally.

         (g) Validity of Guaranty. The pledge of the Pledged Collateral hereunder does not in any way affect the Guaranty or Farley's obligations thereunder which shall remain in full force and effect.

         (h) Registration of Pledged Shares. Farley has caused to be registered under the Securities Act of 1933, as amended, and has qualified for sale under applicable federal and state securities laws, three hundred forty thousand, five hundred (340,500) shares of Class A Common Stock of the Company into which the Pledged Shares may be converted upon any foreclosure by the Bank on the Pledged Collateral.

         (i) No other Liens on Pledged Collateral. The Pledged Collateral are and shall continue to be free and clear of any security interest, lien, pledge, set-off right, charge, claim or encumbrance of any kind except for the security interest created by this Agreement and the Farley Inc. Encumbrances.

         (j) First Priority Security Interest. Upon delivery of the Pledged Collateral pursuant to Sections 4 or 5 hereof, the pledge of the Pledged Shares in accordance with the terms of this Agreement shall create a valid and perfected first priority security interest in the Pledged Collateral superior and prior to any other interest, securing payment and satisfaction of the Secured Obligations.

         (k) Ownership of Farley Inc. Farley directly holds and shall continue to hold approximately 99% of the common

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    stock of Farley Inc. As such, Farley controls and shall continue to control
    Farley Inc.

    SECTION 7. Security Interest Absolute. All rights and security interests of the Bank, and all obligations of Farley hereunder, shall be absolute and unconditional, irrespective of:

         (a) any lack of validity or enforceability of the Obligations or obligations under any other agreement or instrument relating to them; or

         (b) any change in the time, manner or place of payment, or any other term of any of the Obligations; or

         (c) any exchange, release or non-perfection of any other collateral securing the Obligations.

    SECTION 8. Further Assurances. Farley agrees that at any time and from time to time, at the expense of Farley, Farley shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in the reasonable opinion of the Bank, or that the Bank may reasonably request, in order to effect the pledge hereunder or perfect and protect any security interest granted hereunder or to enable the Bank to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

    SECTION 9. Voting Rights; Dividends, Etc.

         (a) Except as set forth in Section 9(b) hereof, Farley shall be entitled to receive and retain any and all dividends paid in respect of the Pledged Collateral, other than any and all:

              (i) (A) dividends paid or payable other than in cash in respect of, and (B) instruments and other property received, receivable or otherwise distributed in respect of, in substitution for, in addition to or in exchange for any Pledged Collateral;

             (ii) dividends, extraordinary dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution, in connection


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                   with a reduction of capital or any payment other than a
                   normal course dividend; and

            (iii) cash paid, payable or otherwise distributed in redemption or prepayment of, or in exchange for, any Pledged Collateral,

    all of which shall be, and all of which shall be forthwith delivered by Farley to the Bank to hold as, Pledged Collateral and shall, if received by Farley, be received in trust for the benefit of the Bank, be segregated from the other property or funds of Farley and be forthwith delivered to the Bank as Pledged Collateral in the same form as so received (with any necessary endorsement).

         (b) Upon the occurrence and during the continuance of an Event of Default (as defined in Section 14 hereof) and upon written notice thereof from the Bank to Farley, the Bank shall be entitled to receive and retain as Pledged Collateral all dividends paid and other distributions made in respect of the Pledged Collateral, whether so paid or made before or after any Event of Default. Any such dividends shall, if received by Farley, be received in trust for the benefit of the Bank, be segregated from the other property or funds of Farley, and be forthwith delivered to the Bank as Pledged Collateral in the same form as so received (with any necessary endorsement).

         (c) Farley shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Reimbursement Agreement.

    SECTION 10. Other Covenants. Farley agrees with the Bank that:

         (a) He shall not (i) sell, transfer or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral or
    (ii) create or permit to exist any lien, upon or with respect to any of the Pledged Collateral, except for the security interest created under this Agreement;

         (b) He shall duly observe and and comply, or cause to be duly observed and complied, with (i) all requirements of any governmental authority imposed upon Farley applicable to any of the Pledged Collateral
    (including all securities laws), (ii) all agreements, covenants, terms and conditions under or upon which the Bank holds the Pledged Collateral or

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    any part thereof, and (iii) all terms, conditions and agreements contained in the Registration Rights Agreement;

         (c) He shall not, and he shall cause Farley Inc. not to, whether before or after an Event of Default, exercise any of his rights as owner of the Pledged Collateral, including without limitation his rights to vote in respect of the Pledged Shares or otherwise to give consents or waivers in respect of the Pledged Collateral, in a manner that would adversely affect
    (i) the interests of the Bank in the Pledged Collateral, (ii) the rights of the Bank under this Agreement or (iii) the interests and rights of the Bank in and under the Reimbursement Agreement or the Guaranty;

         (d) He shall take or shall cause to be taken all actions necessary to register or to maintain the registration under the Securities Act of 1933, as amended, and the qualification for sale under applicable federal and state securities laws, that number of shares of Class A Common Stock of the Company into which the total number of Pledged Shares shall be converted pursuant to a foreclosure by the Bank on the Pledged Collateral, for so long as this Agreement shall be in effect;

         (e) He shall not amend or permit the amendment of the Registration Rights Agreement without the written consent of the Bank;

         (f) He shall not amend or permit the amendment of the Registration Statement in a manner that would adversely affect the rights or interests of the Bank hereunder unless such amendment is a result of compliance by the Company with the Securities Exchange Act of 1934;

         (g) He shall notify the Bank promptly any time he has notice of the use or intended use of the Registration Statement by any person or entity other than the Bank;

         (h) He shall promptly provide the Bank with copies of all SEC filings of the Company; and

         (i) He shall cause Farley Inc. to take no action inconsistent with the purpose of this Agreement or the Bank's rights or remedies hereunder.

    SECTION 11. The Bank Appointed Attorneys-in-Fact. Farley hereby appoints the Bank as Farley's attorney-in-fact, with full authority in the place and stead of Farley and in the name of Farley or otherwise, to take any action and to execute any instrument which the Bank may deem necessary or advisable in

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order to accomplish the purpose of this Agreement, including, without limitation, to receive, endorse and collect any instrument made payable to Farley representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same. This power, being coupled with an interest, is irrevocable.

    Section 12. The Bank May Perform. If Farley fails to perform any agreement contained herein, the Bank may itself perform or cause performance of, such agreement, and the expenses of the Bank incurred in connection therewith shall be payable by Farley under Section 16 hereof.

    Section 13. No Responsibility for Certain Actions. The Bank shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, tenders or other matters related to any Pledged Collateral, whether or not the Bank have or are deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Persons with respect to any Pledged Collateral.

    Section 14.  Events of Default and Remedies Upon Default.

         (a) For the purposes of this Agreement, an Event of Default shall mean:

              (i) any of the Events of Default as defined in paragraph 5 of the Reimbursement Agreement except as those items apply to VBQ and except for Sub-paragraph (j) of paragraph 5 of the Reimbursement Agreement; or

              (ii) if any of the following shall occur and not be cured by Farley within five (5) days:

              (A) a representation or warranty made by Farley hereunder shall prove to be incorrect in any material respect when made, when deemed made or any time during the term of this Agreement, with the exception of the representations and warranties set forth in sub-paragraphs (a), (b) and (h) of Section 6 which may hereafter change in the ordinary course of business;

              (B) the breach of any covenant or agreement of Farley made in this Agreement; or

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              (C)  the invalidity, lack of effectiveness of, or the failure to include the Pledged Shares in, the Registration Statement or the Registration Rights Agreement.

         (b) If any Event of Default shall have occurred and be continuing, upon written notice thereof to Farley the Bank may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies provided a secured party upon the default of a debtor under the UCC at that time, and the Bank may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Bank's respective offices or elsewhere, for cash, on credit or for future delivery, upon such terms as the Bank may determine to be commercially reasonable and the Bank may be the purchaser of any or all of the Pledged Collateral so sold and thereafter hold the same, absolutely, free from any right or claim of whatsoever kind. Farley agrees that, to the extent notice of sale shall be required by law, at least five days' notice to Farley of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Bank shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Bank shall incur no liability as a result of the sale of the Pledged Collateral, or any part thereof, at any sale into the public market or by private sale. Farley hereby waives any claims against the Bank arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Bank accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

    SECTION 15. Application of Proceeds. Any proceeds received by the Bank from the exercise of the remedies set forth in Section 14 shall be applied first to the payment of the Bank's expenses in connection with such exercise of its remedies, including reasonable attorney's fees and legal expenses, brokers or underwriting fees or similar expenses and then to the payment in full of outstanding Obligations in such order as the Bank in its sole discretion elects. Any surplus of such proceeds after payment in full of outstanding Obligations shall be paid over to

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

Farley, or to whomever may be lawfully entitled to receive such surplus.

    SECTION 16. Expenses. Farley will upon demand pay to the Bank the amount of any and all expenses, including the fees and expenses of their counsel, which they may incur, or which are required to be paid, in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Pledged Collateral, (iii) the exercise or enforcement of any of the rights of the Bank hereunder or determination of such rights or (iv) the failure by Farley to perform or observe any of the provisions hereof.

    SECTION 17. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Farley herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

    SECTION 18. No Waiver. No failure on the part of the Bank to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Bank of any rights, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law.

    SECTION 19. Termination. This Agreement shall terminate when all of the Secured Obligations have been fully paid and performed. Within thirty (30) days from the date of such termination, the Bank shall release and redeliver to Farley, against receipt, the Pledged Collateral held by it hereunder and a notice to Fruit of the Loom, Inc. of its relinquishment of registration rights.

    SECTION 20. Addresses for Notices. All notices and other communications hereunder shall be delivered by certified mail or recognized courier to the parties at the following addresses:

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

    To Farley:

    William F. Farley
    Farley Inc.
    233 South Wacker Drive
    6300 Sears Tower
    Chicago, Illinois 60606

    With a copy to

    Kenneth Greenbaum, Esq.
    Farley Inc.
    233 South Wacker Drive
    6300 Sears Tower
    Chicago, Illinois 60606

    To the Bank:

    NATIONAL WESTMINSTER BANK USA
    175 Water Street
    New York, New York 10038
    Attn: Phillip Krall

    SECTION 21. Continuing Lien. This Agreement shall create a continuing lien on the Pledged Collateral and shall (i) remain in full force and effect until terminated in accordance with Section 19, (ii) be binding upon Farley, his heirs, successors and assigns, and (iii) inure to the benefit of the Bank and each of its successors, transferees and assigns.

    SECTION 22. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding its conflicts of laws rules).

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

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                WILLIAM FARLEY

                                                     W. Farley
                                                ------------------------------

                                                NATIONAL WESTMINSTER BANK USA

                                                By:  Phillip Krall
                                                   ---------------------------
                                                Its: Vice President
                                                    --------------------------

                                   EXHIBIT A

                                    Amount                            Basis
                                    ------                            -----
16 Lord's Point
Kennebunk, ME                       $ 1,160,000                       Market Value

20 Lord's Point
Kennebunk, ME                       $ l,400,000                       Market Value

Sea Fields Condominiums
(two units)
Kennebunk, ME                       $   280,000                       Market Value

Wood Run Subdivision
Unit IV, Lot 4
Unit I, Lot 109
Snowmass Village, CO                $ 1,731,433                       Fair Value less
                                                                      $1,567,000 first
                                                                      mortgage
                                    -----------
Total                               $ 4,571,433













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